Exhibit(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Brandes Investment Trust of our reports dated November 23, 2021, relating to the financial statements and financial highlights, which appears in Brandes International Equity Fund, Brandes Global Equity Fund, Brandes Emerging Markets Value Fund, Brandes International Small Cap Equity Fund, Brandes Small Cap Value Fund, Brandes Core Plus Fixed Income Fund, and Brandes Separately Managed Account Reserve Trust’s Annual Report on Form N-CSR for the year ended September 30, 2021. We also consent to the references to us under the headings “Financial Highlights,” “Financial Statements,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

January 28, 2022